Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Dutch Mining, LLC, an Oregon Limited Liability Company

DGRI AGDI Acquisitions Corporation, a Georgia Corporation

DGRI Jungo Development Corporation, a Georgia Corporation

DGRI Algun Dia Acquisition Corporation, a Georgia Corporation

DGRI Basin Gulch Development Corporation, a Georgia Corporation